EXHIBIT 99.18

Ambac Financial Group, Inc.
One State Street Plaza
New York, NY 10004
212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(213) 208-3333

ppoillon@ambac.com

Website: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THE

OFFERING OF $175 MILLION IN LONG-TERM DEBENTURES

NEW YORK, March 19, 2003—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) announced today the offering of $175 million of 5.875% Debentures due March 24, 2103. The Debentures were priced at par and are callable on or after March 24, 2008. The Company expects that the Debentures will be listed for trading on the New York Stock Exchange.

The Debentures are rated Aa2 by Moody’s Investors Service, Inc. and are rated AA by Standard and Poor’s Ratings Services.

This issuance combined with Ambac’s previously announced intention to call its currently outstanding 7.08% debentures will provide Ambac with an economic benefit by reducing debt service payments.

Salomon Smith Barney, Goldman Sachs & Co. and Merrill Lynch & Co. acted as joint lead managers for the underwriting syndicate. A Prospectus relating to the offering may be obtained by faxing a request to (718) 765-6734.

Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, is a leading guarantor of municipal and structured finance obligations. It has earned triple-A ratings, the highest ratings available, from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).